UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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WACCAMAW BANKSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WACCAMAW BANKSHARES, INC.
110 North J. K. Powell Boulevard
Whiteville, North Carolina 28472
(910) 641-0044

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
April 19, 2007

NOTICE is hereby given that the Annual Meeting of Shareholders of Waccamaw Bankshares, Inc. (the “Company”) will be held as follows:

Place:	Vineland Station Train Depot
701 South Madison Street
Whiteville, North Carolina 28472

Date:	April 19, 2007

Time:	7:00 p.m.

The purposes of the meeting are:

1.	To re-elect two members of the Board of Directors for three-year terms and elect one nominee for a one-year term.

2.	To ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2007.

3.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person.  However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting.  The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

/s/ James G. Graham

James G. Graham
President and Chief Executive Officer

March 7, 2007

WACCAMAW BANKSHARES, INC.
110 North J. K. Powell Boulevard
Whiteville, North Carolina 28472
(910) 641-0044

PROXY STATEMENT

Mailing Date: On or about March 7, 2007

ANNUAL MEETING OF SHAREHOLDERS

To Be Held
April 19, 2007

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of Waccamaw Bankshares, Inc. (the “Company”) for the Annual Meeting of Shareholders of the Company to be held at the Vineland Station Train Depot, 701 South Madison Street, Whiteville, North Carolina, at 7:00 p.m. on April 19, 2007, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are Freda H. Gore, David A. Godwin and M. B. “Bo” Biggs.  Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy.  If no directions are given, each such appointment of proxy will be voted FOR the election of each of the three nominees for director named in Proposal 1 below and FOR Proposal 2.  If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee.  On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.  An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with E. Autry Dawsey, Sr., Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses.  In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on February 23, 2007, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of common stock, no par value per share, of which 25,000,000 shares are authorized and 4,837,666 shares were outstanding on December 31, 2006. As of December 31, 2006, there were approximately 1,869 holders of record of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting.  In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the three directors receiving the greatest number of votes shall be elected.  In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.  Abstentions and broker nonvotes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting.  For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders.  However, appointments of proxy voted against one or more of the Proposals will not be used to adjourn the Annual Meeting.  The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of December 31, 2006, no shareholder known to management owned more than 5% of the Company’s common stock.  As of December 31, 2006, the beneficial ownership of the Company’s common stock, by directors individually, and by directors and executive officers as a group, was as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(4)

M. B. (“Bo”) Biggs	37,203		*
Lumberton, NC
Brian D. Campbell	1,560		*
Elizabethtown, NC
Dr. Maudie M. Davis	46,190		*
Tabor City, NC
E. Autry Dawsey, Sr.	207,062	(5)(6)	4.27
Whiteville, NC
Crawford Monroe Enzor, III	82,690		1.70
Cerro Gordo, NC
David A. Godwin	10,000		*
Whiteville, NC
Freda H. Gore	24,100		*
Whiteville, NC
James G. Graham	213,217		4.30
Whiteville, NC
James E. Hill, Jr.	63,852	(7)	1.31
Whiteville, NC
Kim T. Hutchens	1,010		*
Whiteville, NC
Richard C. Norris	19,284		*
Whiteville, NC
Alan W. Thompson	105,212	(8)	2.17
Whiteville, NC
R. Dale Ward	108,506	(9)	2.23
Whiteville, NC
J. Densil Worthington	136,390	(10)	2.81
Chadbourn, NC
All Nominees, Directors and Executive Officers as a group	1,071,870	(11)	20.84
(14 persons)

*	Less than 1%.

(1)

Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Graham – 11,643 shares; Mr. Hill – 8,640 shares and Mr. Worthington – 24,192 shares.

(2)

Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company exercisable within 60 days of December 31, 2006: Mr. Biggs – 9,600 shares; Dr. Davis – 32,824 shares; Mr. Dawsey – 9,600 shares; Mr. Enzor – 32,824 shares; Mr. Godwin – 10,000 shares; Ms. Gore – 10,000 shares; Mr. Graham – 116,720 shares; Mr. Hutchens – 1,000 shares; Mr. Hill – 23,534 shares; Mr. Norris – 17,200 shares; Mr. Thompson – 9,600 shares; Mr. Ward – 18,893 shares; and Mr. Worthington – 14,251 shares.

(3)

Included in the beneficial ownership tabulations are the following warrants to purchase shares of common stock of the Company exercisable within 60 days of December 31, 2006: Mr. Biggs – 2,500 shares; Mr. Dawsey – 12,000 shares; Mr. Enzor – 2,500 shares; Ms. Gore – 18 shares; Mr. Graham – 5,883 shares; Mr. Norris – 892 shares; Mr. Thompson – 500 shares; Mr. Ward – 4,000 shares; and Mr. Worthington – 6,000 shares.

(4)

The calculation of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (1) 4,837,666 outstanding shares of common stock; and (2) options and warrants to purchase common stock capable of being exercised by the individual or group within 60 days of December 31, 2006.

(5)	Includes 29,022 shares held by Mr. Dawsey as custodian for grandchildren.

(6)	Mr. Dawsey also owns 12,000 shares of the Company’s Series A Convertible Preferred Stock.

(7)	Includes 412 shares held by Mr. Hill’s spouse as custodian for their child.

(8)	Includes 6,500 shares held by Mr. Thompson as custodian for a minor children.

(9)	Includes 758 shares held by Mr. Ward as custodian for his child.

(10)	Includes 11,376 shares held by Mr. Worthington as custodian for his child and 24,192 other shares with respect to which Mr. Worthington exercises voting control.

(11)	Includes 49,887 shares held in the Company’s 401(k) Plan with respect to which the Company’s Chief Financial Officer exercises voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock.  To the best knowledge of management of the Company, all such required reports have been filed on a timely basis.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Company’s bylaws provide that its Board of Directors shall consist of between five and sixteen members, as determined by the Board of Directors or the shareholders, and that they shall be staggered into terms of one, two, and three years.  The Board of Directors has set the number of directors of the Company at nine.  Each incumbent director has served as a director of Waccamaw Bank (the “Bank”) since 1997 and as a director of the Company since the Bank’s reorganization into the bank holding company form of organization on July 1, 2001, except Mr. Graham who was first elected as a director of the Bank in 1999.  Mr. Campbell is a new nominee and has not previously served as a director or officer of the Bank or the Company.

The three nominees listed below have each been nominated for election as directors for the terms indicated.

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During the Past 5 Years

Three Year Terms

Crawford Monroe Enzor, III (42)	Director	1997	Real Estate Broker, Coldwell Banker Commercial Sloane Realty, Shalotte, NC.

R. Dale Ward (54)	Director	1997	President, J. D. Wright Roofing Co., Inc., Tabor City, NC; Columbus County, NC, School Board, since 1994, including three years as chairman; Partner, Crown Investments, LLC (real estate).

One Year Term

Brian D. Campbell (38)	New Nominee	—	Chief Operating Officer, Campbell Oil Company; Chief Operating Officer, Cape Fear Transport, Inc.; Chairman, Bladen County Economic Development Corporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY.

Incumbent Directors

The Company’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting.  Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since	Term Expires	Principal Occupation and Business Experience During the Past 5 Years

M. B. (“Bo”) Biggs (52)	1997	2008

Certified Public Accountant; Chief Financial Officer, Comptroller/Secretary-Treasurer and Director, K.M. Biggs, Inc. (farming and commercial real estate management), Lumberton, NC; Chief Financial Officer, Secretary-Treasurer and Director, Biggs Park, Inc. (shopping center), Lumberton, NC.

Dr. Maudie M. Davis (54)	1997	2009	Principal, South Columbus High School, Tabor City, NC.

James G. Graham (56)	1999	2008	President and Chief Executive Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1999-Present.

James E. Hill, Jr. (60)	1997	2009

Partner, Hill & High, L.L.P., Attorneys at Law, Whiteville, NC; James E. Hill, Jr. Farms, Whiteville, NC (farming operations); Partner, Hill & High Real Estate, Whiteville, NC; Partner, Walker – Hill Real Estate, Whiteville; NC, Hill Family Farms, LLC, Whiteville, NC.

Alan W. Thompson (43)	1997	2009

President, Thompson, Price, Scott, Adams & Co., P.A. (certified public accountants), Whiteville, NC; President, Medical Billing Organization, Inc. (medical billing company), Whiteville, NC; Manager, AT Consulting Services, LLC (financial services), Whiteville, NC; Manager, TSA Rentals, LLC (rental real estate), Whiteville, NC; A & M Investments, LLC (real estate), Whiteville, NC.

J. Densil Worthington (52)	1997	2008	President, Worthington Funeral Home, Inc., Chadbourn, NC; Secretary/Treasurer, Independent Medical Supplies, Inc., Chadbourn, NC; Member, Worthington Enterprises, LLC, Chadbourn, NC.

Director Independence

With the exception of Mr. Graham, each member of the Company’s Board of Directors and nominee for director is “independent” under applicable independence standards.  In making this determination the Board considered certain insider transactions with directors for the provision of goods or services to the Company and Waccamaw Bank.  All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party. Specific transactions considered by the Board of Directors were the lease of two billboards to Waccamaw Bank by a related interest of Mr. Dawsey, the provision of legal services to Waccamaw Bank by Mr. Hill and roofing work provided to Waccamaw Bank by a related interest of Mr. Ward.

Director Relationships

No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

The Company held 12 meetings of its Board in 2006.  Each director attended 75% or more of the aggregate number of meetings of the Board and any committees on which he or she served.  It is the policy of the Company that directors attend each annual meeting and any special meetings of the Company’s shareholders.  Eleven of the Company’s twelve directors attended the 2006 Annual Meeting of Shareholders.

The Company’s Board has several standing committees, including an Audit Committee, a Nominating Committee and a Compensation Committee.

Audit Committee.  The members of the Audit Committee are Murchison “Bo” Biggs (chairman), Alan Thompson, J. Densil Worthington and E. Autry Dawsey.  The members of the Audit Committee are “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934.  The Audit Committee met 12 times during 2006.  The report of the Audit Committee is included on page 19 of this proxy statement.

Nominating Committee.  The duties of the Nominating Committee are: (i) assisting the Board, on an annual basis, by identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; (ii) assisting the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and recommending to the Board qualified individuals to fill any such vacancy; and (iii) recommending to the Board, on an annual basis, director nominees for each committee of the Board.

The members of the Nominating Committee are “independent” as defined by Nasdaq listing standards and by the regulations promulgated under the Securities Exchange Act of 1934.  The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Company’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 1,000 shares of the Company’s common stock since the last business day of the calendar year preceding the meeting at which the nominee is to stand for election.

The Nominating Committee has adopted a formal written charter, which is reviewed annually for adequacy and which is available at www.waccamawbank.com.

Compensation Committee.  The members of the Compensation Committee are Alan Thompson (chairman), E. Autry Dawsey, J. Densil Worthington, C. Monroe Enzor and James E. Hill, Jr. The Compensation Committee reviews and approves all salaries and benefits of executive officers of the Company.  The members of the Compensation Committee are “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934.  While the Compensation Committee does utilize the services of outside consultants and legal counsel, it does not delegate its duties.  The report of the Compensation Committee is included on page 13 of this proxy statement.  The Compensation Committee has adopted a formal written charter, which is reviewed annually for adequacy and which is available at www.waccamawbank.com.

Director Compensation

Board Fees.  Each director is paid an annual retainer of $3,000.  Beginning July 1, 2006, directors have been paid $650 for each Board meeting attended, except for the Chairman of the Board (or Vice-Chairman, as applicable) who has been paid $1,000 for each Board meeting chaired.  Prior to that, directors were paid $400 for each Board meeting attended, except for the Chairman of the Board (or Vice-Chairman, as applicable) who was paid $750 for each Board meeting chaired.  Beginning July 1, 2006, directors have been paid $350 for each committee meeting attended, except for acting committee chairmen, who were paid $400 for each committee meeting chaired.  Prior to that, directors were paid $300 for each committee meeting attended, except for acting committee chairmen, who were paid $350 for each committee meeting chaired.  Mr. Graham does not receive any compensation for attending committee meetings.

1998 Nonstatutory Stock Option Plan. The shareholders of the Bank previously approved the 1998 Nonstatutory Stock Option Plan pursuant to which options are available for issuance to members of the Company’s Board of Directors and the Board of any subsidiary of the Company.  In connection with the reorganization of the Bank into the holding company form of organization, which resulted in the creation of the Company, the Nonstatutory Stock Option Plan was adopted by the Company and options under such plan are now options of the Company.  During the fiscal year ended December 31, 2004, each director of the Company was granted 1,500 options under the Nonstatutory Stock Option Plan, which options were granted at fair market value.  At the 2005 Annual Meeting of Shareholders, the shareholders approved an amendment to the Nonstatutory Stock Option Plan authorizing stock options covering an additional 138,136 shares of the Company’s common stock.  Following this approval by the shareholders, each director of the Company was granted an option, effective as of June 16, 2005, to purchase 9,000 shares of the Company’s common stock at an exercise price of $17.60 per share, which price represented the fair market value of the Company’s common stock at the time of grant.

The following table presents a summary of all compensation paid by the Company to its directors for their service as such during the year ended December 31, 2006.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total

M. B. (“Bo”) Biggs	$14,150	—	—	—	$14,150
Maudie M. Davis	9,650	—	—	—	9,650
E. Autry Dawsey, Sr.	19,750	—	—	—	19,750
Crawford Monroe Enzor, III	18,000	—	—	—	18,000
James G. Graham(1)	9,300	—	—	—	9,300
James E. Hill, Jr.	18,750	—	—	—	18,750
Alan W. Thompson	30,450	—	—	—	30,450
R. Dale Ward	19,250	—	—	—	19,250
J. Densil Worthington	16,500	—	—	—	16,500

(1)	Compensation paid to Mr. Graham in connection with his service as President and Chief Executive Officer of the Company and the Bank is presented in the Summary Compensation Table presented on page 10.

Indebtedness of and Transactions with Management

The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates.  All loans included in such transactions will be made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System.  Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters.  To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

Executive Officers

Set forth below is certain information regarding the Company’s Executive Officers.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE

James G. Graham	56	Director, President and Chief Executive Officer of the Company and Waccamaw Bank	President and Chief Executive Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1999-Present.

Freda H. Gore	45	Senior Vice President and Chief Operations Officer of the Company and Waccamaw Bank	Senior Vice President and Chief Operations Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1997-Present.

David A. Godwin	50	Senior Vice President and Chief Financial Officer of the Company and Waccamaw Bank

Senior Vice President and Chief Financial Officer of Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 2001-Present; prior to that, Comptroller, Four Seasons Screen Printing Co., Conway, SC, February 2001-July 2001; prior to that Chief Financial Officer/Comptroller, Jones Stores, Inc., Tabor City, NC, 1995-2001 (retail variety stores).

Richard C. Norris	41	Senior Vice President and Chief Credit Officer of the Company and Waccamaw Bank

Senior Vice President and Chief Credit Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2003-Present and Waccamaw Bank, Whiteville, NC, 2003-Present; prior to that, Senior Business Underwriter, First Citizens Bank, Raleigh, NC, 1996-2003.

Kim T. Hutchens	51	Senior Vice President and Chief Administrative Officer of the Company and Waccamaw Bank

Senior Vice President and Chief Administrative Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2005-Present and Waccamaw Bank, Whiteville, 2005-Present; prior to that, Senior Vice President of Human Resources, Bank of Granite, Granite Falls, NC, 1987-2003.

EXECUTIVE COMPENSATION

The following table shows all cash and non-cash compensation paid to or received or deferred by James G. Graham, David A. Godwin, Freda H. Gore, Richard C. Norris and Kim T. Hutchens (the “Named Executive Officers”) for services rendered in all capacities during the fiscal year ended December 31, 2006.  Cash consideration consisted of base salary and non-equity incentive compensation.  Equity based incentive compensation typically consists of incentive stock option awards, however, no such awards were granted to the Named Executive Officers during the fiscal year ended December 31, 2006.  Other compensation consists of 401(k) matching contributions and insurance premiums paid on behalf of each of the Named Executive Officers.  None of the Named Executive Officers received perquisites in an aggregate amount exceeding $10,000.  No other executive officer of the Company received compensation during 2006 that exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(1)	Total

James G. Graham, President, Chief Executive Officer and Director	2006	$231,500	—	—	$66,905	$11,455	$309,860
David A. Godwin, Senior Vice President and Chief Financial Officer	2006	101,200	—	—	21,983	7,946	131,129
Freda H. Gore, Senior Vice President and Chief Operations Officer	2006	96,667	—	—	19,594	8,602	124,863
Richard C. Norris, Senior Vice President and Chief Credit Officer	2006	98,458	—	—	17,124	8,587	124,169
Kim T. Hutchens, Senior Vice President and Chief Administrative Officer	2006	95,000	—	—	—	5,604	100,604

(1)

Includes 401(k) contributions and the dollar value of insurance premiums paid on behalf of the named officers for group term life, health, dental and disability insurance.  Total perquisites did not exceed $10,000 for any of the Named Executive Officers.

1998 Incentive Stock Option Plan. The shareholders previously approved the 1998 Incentive Stock Option Plan (the “Incentive Option Plan”) pursuant to which options are available for issuance to officers and key employees of the Company and any of its subsidiaries. In connection with the reorganization of the Bank into the holding company form of organization, which resulted in the organization of the Company, the Incentive Option Plan was adopted by the Company and options under such plan are now options of the Company.  At the 2005 Annual Meeting of Shareholders, the shareholders approved an amendment to the Incentive Stock Option Plan authorizing stock options covering an additional 138,136 shares of the Company’s stock.

All stock options under the Incentive Option Plan are granted with a per share exercise price equal to 100% of the fair market value of the Company’s common stock.  The per share exercise price may then be adjusted in response to certain corporate actions, such as stock dividends and stock splits, for example, the option exercise prices in the table below have been adjusted for the effect of 6-for-5 stock splits effected in 2004 and 2003 and a 2-for-1 stock split effected in 2004.

There were no grants of stock options made to any of the Named Executive Officers during the fiscal year ended December 31, 2006.  The following table sets forth information regarding vested and unvested incentive stock options as of December 31, 2006.  The Company has not adopted any plan providing for the grant of restricted stock or long-term compensation units to employees and, accordingly, there is no information reported in the four columns on the right hand side of the table below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Options Unexerciseable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

James G. Graham	72,120	-0-	-0-	$2.65	Jan. 4, 2009	—	—	—	—
	600	900	-0-	19.75	Dec. 17, 2014
	35,000	-0-	-0-	17.60	June 16, 2015
	9,000	-0-	-0-	17.60	June 16, 2015
David A. Godwin	10,000	-0-	-0-	17.60	June 16, 2015	—	—	—	—
Freda H. Gore	10,000	-0-	-0-	17.60	June 16, 2015	—	—	—	—
Richard C. Norris	7,200	4,800	-0-	10.90	Dec. 19, 2013	—	—	—	—
	10,000	-0-	-0-	17.60	June 16, 2015
Kim T. Hutchens	1,000	4,000	-0-	18.00	Nov. 17, 2015	—	—	—	—

Messrs. Graham and Godwin were the only two Named Executive Officers that exercised stock options during the fiscal year ended December 31, 2006.  Messrs. Graham and Godwin each exercised stock options twice during 2006, with Mr. Graham exercising stock options covering 13,000 shares of the Company’s common stock on February 21, 2006 at an exercise price of $2.65 per share and 23,224 shares of the Company’s common stock on July 18, 2006 at an exercise price of $2.65.  Mr. Godwin exercised stock options covering 3,456 shares of common stock on January 25, 2006 at an exercise price of $4.63 and 10,368 shares of common stock on July 18, 2006 at an exercise price of $4.63.

Pursuant to the terms of the Company’s stock option plans, the exercise prices of the Company’s outstanding stock options have been adjusted for the effects of 6-for-5 stock splits effected in 2004 and 2003 and a 2-for-1 stock split effected in 2004.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

James G. Graham	13,000	$195,130	—	—
James G. Graham	23,224	310,040	—	—
David A. Godwin	3,456	49,663	—	—
David A. Godwin	10,368	117, 884	—	—
Freda H. Gore	—	—	—	—
Richard C. Norris	—	—	—	—

Employment Agreement.  The Bank is party to an employment agreement dated January 1, 1999 with James G. Graham, President and Chief Executive Officer of the Bank and Company (the “Employment Agreement”).  The term of the Employment Agreement is one year and on each anniversary of the effective date the term automatically extends for one year unless notice is received 90 days prior to the anniversary date that the term will not be extended.  The Employment Agreement provides for an annual base salary and for discretionary bonuses and participation in other pension and profit-sharing plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with Mr. Graham’s position or made available to all other employees.  Mr. Graham’s annual base salary under the Employment Agreement as of December 31, 2006 was $231,500.  The Employment Agreement provides that Mr. Graham may be terminated for “cause” as defined in the Employment Agreement, and that the Employment Agreement may otherwise be terminated, in some cases with certain financial consequences, by the Bank or by Mr. Graham. The Employment Agreement provides that should the Bank terminate the Employment Agreement other than for cause within 24 months of a “change in control,” or should Mr. Graham terminate the agreement within such 24 month period because his compensation or responsibilities are reduced, or his workplace is moved an unreasonable distance from his current work place, then he shall receive 200% of his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code.  As of December 31, 2006, the value of the lump sum payment that would have been payable to Mr. Graham upon the occurrence of a “change in control” followed by a termination event would have been approximately $420,136.

Bank Owned Life Insurance.  In 2004, the Bank purchased life insurance policies on certain of its directors and key employees, including Mr. Graham, Ms. Gore, Mr. Godwin and certain of the Company’s directors.  The policies were purchased with one-time premiums paid in 2004.  No premiums were paid during 2006.  Benefits under the policies are governed by split-dollar arrangements, which provide that the majority of the death benefit will be paid to the Bank with the remaining percentage paid to the insured (typically 30-40% of the total benefit).  The policies were purchased primarily as a Bank asset, but also to provide benefits to the insured directors and key employees.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. Mr. Graham makes recommendations to the Committee regarding compensation of the executive officers.  Mr. Graham participates in the deliberations, but not the decisions, of the Committee regarding compensation of executive officers other than himself.  He does not participate in the Committee’s discussions or decisions regarding his own compensation.

None of the Company’s executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board of Directors.  None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Company’s Compensation Committee.

Report of the Compensation Committee

The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers.  The Committee makes recommendations to the Board of Directors regarding the compensation of the executive officers, and the Board of Directors ratifies the Committee’s recommendations.  The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data.  These factors were considered in establishing the compensation of the Named Executive Officers during the fiscal year ended December 31, 2006.  All of the Named Executive Officers, including Mr. Graham, are eligible to receive incentive compensation pursuant to the Company’s incentive plan.  The amount of such incentive payments is based upon the attainment of corporate, branch and individual goals. Additionally, the interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, specifically the grant of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussion, recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s annual report on Form 10-K.

This report is submitted by the Compensation Committee:

Alan W. Thompson
Crawford Monroe Enzor, III
James E. Hill, Jr.
E. Autry Dawsey, Sr.
J. Densil Worthington.

COMPENSATION DISCUSSION AND ANALYSIS

          The following compensation discussion and analysis is intended to assist in understanding the factors underlying the Company’s compensation policies for executive officers.

A.	What are the objectives of the Company’s compensation programs?

The Company’s compensation programs and their objectives are as follows:

•	To attract an employee population that understands and supports the mission, vision and values of the Company.

•

To retain personnel, because the Company’s personnel costs comprise one of the most significant costs of operations and maintaining a high retention rate among qualified and productive employees is one of the most efficient utilizations of the Company’s financial resources.

•	To reward all employees above and beyond their base salaries when the Company’s performance and profitability exceed established annual targets.

•	To encourage personal feelings of “ownership” in the Company and to align the interests of executive management and all employees with those of the Company’s shareholders.

B.	What are the compensation programs designed to reward?

The compensation programs are designed to reward dedicated and conscientious employment with the Company, loyalty to the Company in terms of continued employment, attainment of job related goals and overall profitability of the Company.

C.	What elements of compensation are utilized by the Company?

The Company utilizes the following elements of compensation:

•	Base salary

•	Non-equity incentive plan and/or bonus

•	Equity awards in the form of stock options

•	Employment agreements including change in control provisions

•	401(k) retirement plan

•	Other benefits including insurance benefits and certain club dues

D.	Why does the Company choose to pay each of these elements of compensation?

Base salary compensation is paid because it is a traditional and well-proven tool to attract and retain executive employees, especially in the financial services sector.  Base salaries are the form of compensation best suited to permit employees to support themselves and pay the expenses associated with day-to-day life.  Payment of compensation in the form of base salary also allows the Company to accurately budget for this element of compensation expense.  The Company believes that base salaries temper incentive compensation by providing a major element of compensation that is not tied to the Company’s financial performance, thereby encouraging management to continue to operate the Company in a safe and sound manner even when incentive goals may prove unattainable.  The Company believes that it would not be equitable, practical or prudent to pay 100% of executive compensation, or any other employee’s compensation, in the form of incentive compensation.

Non-equity incentive plan compensation is included as an element of overall compensation in order to reward employees above and beyond their base salaries when the Company’s performance and profitability exceed established annual targets.  The inclusion of non-equity incentive compensation encourages management to be more creative, diligent and exhaustive in managing the Company to achieve specified financial goals.

The Company chooses to include equity awards in the form of incentive stock options because equity based awards are the element of compensation that is most effective in aligning the pecuniary interests of management with those of shareholders and because incentive stock options are a traditional and well-proven element of compensation among community banks and bank holding companies.

The Company utilizes incentive stock options as opposed to other forms of equity-based compensation, such as restricted stock, because the Company has not adopted any plans that provide for the granting of any form of equity-based compensation other than stock options.  This is due to the fact that Waccamaw Bank was organized in 1997 as a North Carolina chartered commercial bank and, pursuant to North Carolina banking law, stock options are the only permissible form of equity based compensation that banks may utilize.  As a result, North Carolina chartered commercial banks cannot offer restricted stock to employees and typically adopt incentive stock option plans to provide for equity-based incentive compensation to management.  Upon the formation of Waccamaw Bankshares, Inc. and the reorganization of Waccamaw Bank into the holding company form of organization, the existing stock option plans of the bank were adopted as those of Waccamaw Bankshares, Inc.  The Company has found incentive stock options to be an effective means of closely aligning the interests of management with those of the shareholders and accordingly, the Company has not taken any steps to adopt additional equity based compensation plans providing for the award of other forms of equity based incentive compensation.

The Company also believes that incentive stock options that include a vesting schedule and which lapse prior to the original contractual termination date in the event of a separation from service are a very effective tool in promoting the retention of executive management.

The Company has chosen to enter into an employment agreement, which includes a change in control provision, with its President and Chief Executive Officer.  This employment agreement has been included as an element of executive compensation primarily to promote retention of this officer, but also because employment agreements are often necessary to recruit qualified and experienced executive officers.  Employment agreements including change in control provisions that provide for a lump sum payment ranging from 100% to 299% of an officer’s “base amount” (as such term is defined in Section 280G of the Internal Revenue Code of 1986) upon the occurrence of a “change in control” followed by a “termination event” affecting the officer are commonplace among North Carolina community banks and bank holding companies.

The employment agreement provides the Company’s top executive officer with assurance that his employment with the Company is viewed as a long-term proposition and that salary and benefits will be paid over a term of years (barring certain events, such as termination for cause).  The Company also believes that the agreement provides this officer with assurance that his compensation will be protected in the event there is a change in control of the Company.  Business combination transactions are not uncommon in the financial services industry generally or among North Carolina community banks and bank holding companies specifically.  As a result, employment agreements with change in control provisions have become standard among North Carolina banks and most executive officers demand such agreements as a condition of their employment.

The employment agreement utilized by the Company includes a non-compete clause, which restricts the officer from competing against the Company within a defined market area for a period of time in the event the officer leaves the employ of the Company.

The Company has also chosen to offer participation in a 401(k) plan to its employees, including its executive officers.  401(k) plans provide a tax-advantaged method of saving for retirement.  The Company offers a 401(k) plan because such plans are reasonably inexpensive to administer and virtually every organization in the Company’s peer group offers this benefit.  The Company believes that 401(k) plans provide an excellent mechanism for employees to save for their retirement.

The final element of compensation utilized by the Company consists of certain insurance benefits.  Specifically, the Company provides group term life, health, dental and disability insurance to its executive officers.  The Company has elected to use this element of compensation because it is necessary to offer benefits of this nature in order to attract and retain qualified executives.  In addition, the Waccamaw Bank has purchased bank owned life insurance (“BOLI”) covering certain of its directors and key employees, including Mr. Graham, Ms. Gore and Mr. Godwin.  The Company has chosen to provide this benefit because BOLI is an excellent retention tool and because it is also an earning asset for the Company, which contributes to the Company’s net earnings.

E.	How does the Company determine the amount of each element of compensation?

The Company currently utilizes the services of Jack B. Kuhn & Associates, Charlotte, NC, a human resources consulting firm, to assist with research and consulting relevant to the establishment and administration of position review criteria and job classifications.  In addition, the Company reviews compensation paid by similarly situated community banks and bank holding companies.

In making grants of equity-based awards, the Company is limited to the pool of shares authorized by the shareholders for issuance upon the exercise of stock options under its stock option plans.  All stock option plans of the Company have been approved by the shareholders and the pool of plan shares cannot be increased without further shareholder approval.  Exercise prices for such stock options are set at fair market value as of the time of grant.

There is no specified procedure for determining when equity-based awards will be granted.  The Compensation Committee determines the timing, distribution and amount of all stock option grants, in its discretion.  In making these determinations, the committee may take various factors into account, including but not limited to, financial performance, asset quality, the results of audits and examinations.

The Company has adopted a Non-Equity Incentive Plan to provide non-equity incentive compensation to employees, including the named executive officers.  Under the terms of the plan, the Compensation Committee sets “bank goals,” “branch goals” and “individual goals” and incentive compensation is paid based on the degree to which the specified goals are achieved.  Attainment of bank goals is measured based on earnings, total loan growth and total deposit growth.  Branch goal attainment is measured based on earnings, loans, deposits, delinquencies and charge-offs.  Individual goals vary based on specified objectives to be met by year end and may include loans, delinquencies, charge-offs, loan exceptions, business development, referrals, loan fee income.

For the Named Executive Officers, the Committee has assigned weightings of 45% to the specified bank goals (with earnings weighted 25%, loans weighted 10% and deposits weighted 10%), 35% to branch goals and 20% to discretionary individual goals.  Provided however, that if the bank’s regulatory exam ratings are unsatisfactory, no incentive compensation will be paid.

Under the terms of the Short-Term Incentive Plan, the Chief Executive Officer can realize maximum incentive compensation of 40% of base salary.  The Chief Financial Officer, Chief Operations Officer and Chief Credit Officer can realize maximum incentive compensation of 30% of base salary.  The Chief Lending Officer and Chief Administrative Officer can realize maximum incentive compensation equal to 25% of base salary.

F.	How does each element of compensation, and the Company’s decisions regarding that element, fit into the Company’s overall objectives and affect decisions regarding the other elements?

Base salary compensation is closely related to incentive compensation because base salary is used as a starting place in calculating non-equity incentive compensation.  Therefore, any increase in base salary will increase the potential value of non-equity incentive compensation payments to the executive.   Increases in base salary also have the effect, along with non-equity incentive compensation, of increasing the executive’s “base amount” under Section 280G of the Internal Revenue Code of 1986 and, as a result, increasing the overall amount of a change in control payment paid to the executive under the provisions of the executive’s employment agreement.

As stated previously, the Company believes that it is prudent to compensate executive officers with a mix of incentive and non-incentive compensation.   Too much emphasis on incentive compensation could result in management’s deployment of unnecessarily risky business strategies, which are not in the best interests of shareholders.  Likewise, reliance on only non-incentive compensation would likely not provide optimal motivation to management to enhance shareholder value.  Accordingly, the Company believes that the mix of compensation elements it utilizes achieves a balance between incentive and non-incentive forms of compensation such that the management is incented to increase shareholder value in a safe and sound manner.

Accounting and tax treatment for both the employer and the employees are considered in the administration of all incentive compensation plans.  To the extent possible, and without compromising the profitability or integrity of the Company, all incentive plans are structured to achieve maximum tax benefits for both parties.  A specific example is the utilization of incentive stock options, which qualify for favorable tax treatment under Section 422 of the Internal Revenue Code.

The Compensation Committee did not “benchmark” total compensation of the Company’s executive officers during 2006, but intends to begin doing so in 2007.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of Elliott Davis, PLLC, Certified Public Accountants, as the Company’s independent registered public accounting firm for 2007. The Company’s former independent registered public accounting firm, Larrowe & Company, PLC, merged with Elliott Davis, PLLC in 2006.

A representative of Elliott Davis, PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Company has paid Elliott Davis, PLLC (and its predecessor in interest, Larrowe & Company, PLC) fees in connection with its assistance in the Company’s annual audit and review of the Company’s financial statements. Sometimes the Company engages Elliott Davis, PLLC to assist in other areas of financial planning. The following table sets forth the fees billed to the Company by Elliott Davis, PLLC (and its predecessor in interest, Larrowe & Company, PLC) in various categories during 2006 and 2005.

Category	2006 Amount Billed	2005 Amount Billed

Audit Fees:	$70,476	$46,168
Audit-Related Fees:	42,760	14,055
Tax Fees:	2,950	3,635
All Other Fees:	-0-	- 0 -

Total Fees Paid:	$116,186	$63,858

All services rendered by Elliott Davis, PLLC (and its predecessor in interest, Larrowe & Company, PLC) during 2006 and 2005 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF ELLIOTT DAVIS, PLLC AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2007.

Report of the Audit Committee

The Audit Committee of the Company, is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s internal audit program. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention.  The Audit Committee has in place policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2006, the Audit Committee reviewed and discussed the audited financial statements with management.  The Audit Committee also discussed with the independent auditors, Elliott Davis, LLC, all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Elliott Davis, LLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Elliott Davis, LLC their independence.

Based on the review and discussions above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Elliott Davis, LLC as auditors for 2007.

The Audit Committee members are “independent” and “financially literate” as defined by Nasdaq listing standards.  The Board of Directors has determined that M. B. “Bo” Biggs, CPA and Alan W. Thompson, CPA, each a member of the Audit Committee, meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the Company’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The Audit Committee has a written charter which is reviewed by the Committee for adequacy on an annual basis.  The Audit Committee Charter is available at www.waccamawbank.com.

This report is submitted by the Audit Committee:

M. B. “Bo” Biggs
E. Autry Dawsey, Sr.
Alan W. Thompson
J. Densil Worthington.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2008 ANNUAL MEETING

It is anticipated that the 2008 Annual Meeting will be held on a date during April 2008. Any proposal of a shareholder which is intended to be presented at the 2008 Annual Meeting must be received by the Company at its main office in Whiteville, North Carolina no later than November 10, 2007, in order that such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting.  If a proposal for the 2008 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 15, 2008 for it to be timely received for consideration.  The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to E. Autry Dawsey, Sr., Corporate Secretary, Waccamaw Bankshares, Inc., 110 North J. K. Powell Boulevard, Whiteville, North Carolina 28472, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2006 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DAVID A. GODWIN, CHIEF FINANCIAL OFFICER, WACCAMAW BANKSHARES, INC., 110 NORTH J. K. POWELL BOULEVARD, WHITEVILLE, NORTH CAROLINA 28472.

REVOCABLE PROXY

WACCAMAW BANKSHARES, INC.
110 North J.K. Powell Boulevard
Whiteville, North Carolina 28472

APPOINTMENT OF PROXY
SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Freda H. Gore, David A. Godwin and M. B. “Bo” Biggs (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Waccamaw Bankshares, Inc. (the “Company”) held of record by the undersigned on February 23, 2007, at the Annual Meeting of Shareholders of the Company to be held at the Vineland Station Train Depot, 701 South Madison Street, Whiteville, North Carolina, at 7:00 p.m. on April 19, 2007, and at any adjournments thereof.  The undersigned hereby directs that the shares represented by this Appointment of Proxy be voted as follows on the proposals listed below:

          1.          ELECTION OF DIRECTORS: Proposal to elect three directors of the Company for the terms listed below.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

Name	Term

Brian D. Campbell	One-Year
Crawford Monroe Enzor, III	Three-Year
R. Dale Ward	Three-Year

Instruction: To withhold authority to vote for one or more nominees, write that nominee’s name on the line below.

          2.          RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS:  Proposal to ratify the appointment of Elliott Davis, PLLC as the Company’s independent public accountants for 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN

          3.          OTHER BUSINESS:  On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this Appointment of Proxy in accordance with their best judgment.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE.  IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSAL 2 ABOVE.  IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES.  THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date: ______________________, 2007

__________________________(SEAL)
(Signature)

__________________________(SEAL)
(Signature, if shares held jointly)

Instruction:  Please sign above exactly as your name appears on this appointment of proxy.  Joint owners of shares should both sign.  Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT:  TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.  EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE

REVOCABLE PROXY